Exhibit 10.2

AMENDMENT NO. 2

to the

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

With

JOSEPH W. TURNER

This AMENDMENT NO. 2 (the “Amendment”) to the Amended and Restated Employment Agreement between Great Southern Bancorp, Inc. (the “Company”), and Joseph W. Turner (the “Employee”) dated as of November 4, 2019 (the “2019 Employment Agreement”), is made and entered into as of the 17th day of November 2021 (the “Effective Date”).

WHEREAS, the parties desire to revise the 2019 Employment Agreement to (i) delete the tax gross-up in Section 8 and to replace such section with the language set forth below, and (ii) delete the reference to the tax gross-up in Section 11(b);

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Employer and the Employee hereby agree to amend, effective as of the Effective Date, the 2019 Employment Agreement as follows:

1.                  Section 8 of the 2019 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“8. Certain Reductions of Payments by the Company.

(a) In the event that the aggregate payments or benefits to be provided to the Employee pursuant to this Agreement, together with other payments and benefits which the Employee has a right to receive from the Company or its Consolidated Subsidiaries or any their successors, are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereto (the “Severance Benefits”), then the net-after-tax benefit of the Severance Benefits without reduction shall be compared to the net-after-tax benefit of the Severance Benefits if such Severance Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Employee’s “base amount,” as determined in accordance with Section 280G of the Code. If (y) the Non-Triggering Amount less the product of the Non-Triggering Amount and the Tax Rate (as defined below) would be greater than (z) the aggregate value of the Severance Benefits (without such reduction) minus (i) the amount of the excise tax required to be paid by the Employee thereon by Section 4999 of the Code and further minus (ii) the product of the Severance Benefits (without such reduction) and the Tax Rate, then the Severance Benefits shall be reduced to the Non-Triggering Amount; otherwise, the Employee shall be entitled to receive the full amount of the Severance Benefits and shall be responsible for paying the excise tax imposed by Section 4999 of the Code. For purposes of this section, “Tax Rate” shall mean the sum of (a) the highest marginal federal, state and local income tax rates applicable to the Employee, and (b) the Social Security and Medicare tax rates applicable to such payment, as adjusted for any phase out of federal tax deductions and any benefit associated with state or local tax deductions. If the Severance Benefits are required to be reduced to the Non-Triggering Amount, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind pursuant to this Agreement. Nothing contained in this Section 8(a) shall result in a reduction of any payments or benefits to which the Employee may be entitled upon termination of employment under any circumstances other than as specified in this Section 8(a), or a reduction in the payments and benefits specified in Section 7 below zero.

(b)       All determinations required to be made under this Section 8 related to the application of Section 280G of the Code shall be made by the Company’s independent auditors or by such other firm with recognized expertise as may be selected by the Company (such auditors or, if applicable, such other firm are hereinafter referred to as the “Advisory Firm”). The Advisory Firm shall, within ten business days of the Date of Termination or at such earlier time as is requested by the Company, provide to both the Company and the Employee detailed supporting calculations showing both the net-after-tax benefit of the Severance Benefits if the Employee receives the full amount of such benefits and the net-after-tax benefit of the Severance Benefits if such benefits are reduced to the Non-Triggering Amount, together with an opinion that if the Severance Benefits are required to be reduced to the Non-Triggering Amount, then the Company will have substantial authority to deduct for purposes of Section 280G of the Code (before taking into account any amount not deductible under Section 162(m) of the Code) the amount of the reduced Severance Benefits and that the Employee will have substantial authority not to report on his federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the reduced Severance Benefits. Any such determination and opinion by the Advisory Firm shall be binding upon the Company and the Employee. The Company and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 8.

(c)       As a result of uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Severance Benefits will have been made by the Company which should not have been made (“Overpayment”) or that additional Severance Benefits will not have been made by the Company which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon an assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be repaid by the Employee to the Company together with interest at the applicable federal rate provided for in Section 1274 of the Code, with such repayment to be made within 60 days following the date the amount of the Overpayment has been communicated to the Employee. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 1274 of the Code, with such payment to be made within 60 days following the date the amount of the Underpayment has been communicated to the Company.

(d)       Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

2.               Section 11(b) of the 2019 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(b)      Non-Solicitation. As partial consideration for the severance payments and insurance benefits to be provided to the Employee pursuant to Section 7 of this Agreement, the Employee agrees that during the three-year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease his or her employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.”

3.                  All other sections and provisions in the 2019 Employment Agreement shall continue in full force and effect and are not affected by this Amendment. This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the 2019 Employment Agreement as of the Effective Date.

Attest:	GREAT SOUTHERN BANCORP, INC.

/s/ Kelly A. Polonus	By:	/s/ Earl A. Steinert, Jr.
Kelly A. Polonus, Secretary	Earl A. Steinert, Jr.
Chairperson of Compensation Committee

EMPLOYEE

By:	/s/ Joseph W. Turner
Joseph W. Turner

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